GERODISC
                                OPTION AGREEMENT

THIS AGREEMENT is effective on November 1, 1995, and is by and between ASHA CORPORATION, a Delaware corporation with an office and place of business at 600 C Ward Drive, Santa Barbara, California 93111 ("ASHA"), and AMERICAN AXLE & MANUFACTURING, INC., a Delaware corporation with and office and place of business at 1840 Holbrook, Detroit, Michigan 48212 ("AAM").

                                    RECITALS

A. ASHA has developed certain technology and owns patents and patent applications relating to hydromechanical limited slip mechanisms adapted for use in couplings, differentials, drive axles, transaxles, and transfer cases. These hydromechanical limited slip mechanisms are known as GERODISC mechanisms.

B. AAM wishes to obtain an option for certain rights, including licenses under certain patents, to use the GERODISC technology throughout the world, and also wishes to obtain prototypes that embrace the technology for evaluation purposes.

C. ASHA is willing to grant certain options to AAM and provide certain prototypes in accordance with the terms and conditions of this Agreement.

                              TERMS AND CONDITIONS

1.  LICENSE OPTION.

A. Upon execution of this Agreement and payments as per Section l.B, ASHA grants to AAM an option to acquire a non-exclusive worldwide license to make, have made, and use GERODISC mechanisms in each of the Applications of Section l.B that is selected by AAM, and sell such mechanisms.

B. AAM shall pay to ASHA at the signing of this Agreement the following option fees:

                 APPLICATION                 OPTION FEE

                 Rear Axles                   $250,000
                 Transaxles                    600,000
                 Twin-disc Front Axles         300,000

C. The option of the preceding section shall expire on the last day of the eighteenth month after the effective date of this Agreement.

D. AAM shall have the right to extend the option for six months for any or all Applications by notifying ASHA in writing prior to the expiration of this Agreement and payment to ASHA of the following extension fees with such notice:

                 APPLICATION                 OPTION FEE

                 Rear Axles                   $ 75,000
                 Transaxles                    100,000
                 Twin-disc Front Axles          50,000

E. If AAM enters into a license agreement for any of these Applications during the term of this Agreement defined by Section I.C, the extension fee of Section l.D shall be waived for the other applications. AAM nonetheless will notify ASHA of its intention to extend the options for the other'
Applications.

F. During the term of this Option Agreement, including the term of any extension under Section l.D, 'and the term of any definitive LICENSE AGREEMENT in the form attached, ASHA will not enter into any option or license agreement with General Motors regarding the GERODISC mechanisms that are covered by this Option Agreement. Notwithstanding the preceding sentence, it is understood that ASHA may discuss GERODISC mechanisms with General Motors at any time when accompanied by AAM and may furnish prototypes of GERODISC mechanisms to General Motors as ASHA, AAM, and General Motors might agree.

2.  LICENSE.

In the event that AAM chooses to exercise its option with respect to one or more of the Applications of the foregoing sections, AAM and ASHA will enter into a definitive LICENSE AGREEMENT for each Application in the form attached as Exhibit A and which provides for fees and payments not to exceed the following:

                       INITIAL         OPTION          NET          ROYALTY
    APPLICATION      LICENSE FEE       CREDIT      LICENSE FEE      PER UNIT

    Rear Axles       $1,500,000       $100,000      $1,400,000       $2.50
    Transaxles        2,000,000        100,000       1,900,000        3.50
    Twin-disc
    Front Axle        1,000,000        100,000         900,000        5.00

3.  PROTOTYPES.

A. Upon execution of this Agreement, AAM will designate the priority of prototype development Applications that it wishes to pursue.

B. AAM may order prototypes of two unique designs of GERODISC mechanisms for the Rear Axle and Twin-disc Front Axle Applications, and three unique designs of GERODISC mechanisms for the Transaxle Applications, that are selected by AAM pursuant to Section 1. Each unique design will be jointly agreed upon by AAM and ASHA. AAM may order up to four Rear Axle prototypes, up to four Transaxle prototypes, and up to two Twin-disc Front Axle prototypes. AAM will pay ASHA an additional fee of $50,000 for each additional unique design of each Application and will include the additional fee with the order.

C. ASHA will install the prototypes in commercially available rear axles, transaxles, or front axles as appropriate, that AAM supplies and ships to ASHA facilities at Santa Barbara, California. AAM may have its technical people present during assembly of the prototypes.

D. AAM will provide to ASHA, at AAM's cost, such engineering data, drawings, and components, including half-shafts, as may be reasonably required by ASHA to facilitate the engineering design, fabrication, and assembly of any GERODISC prototypes developed under this Agreement.

E. ASHA requires two weeks for conducting packaging reviews of each unique design. ASHA will ship, at its cost, prototype units of the first unique design to AAM within ten to fourteen weeks of receipt of the axles or transaxles and the engineering data, drawings, and components of the preceding section. Shipping schedules for each additional unique design will be delayed by an incremental period of two weeks. The GERODISC mechanisms will reflect ASHA technology as developed and reasonably available on the Effective Date of this Agreement.

F. ASHA will provide drawings and specifications to enable AAM to fabricate up to fifteen additional prototypes for testing and evaluation in AAM's laboratories except for the drawings and specifications of the controlling mechanisms and valving. ASH-A will supply the controlling mechanisms and valving required for these additional prototypes at no additional cost.

G. AAM will test and evaluate the prototypes in accordance with reasonable automotive engineering standards. AAM may furnish the prototypes of Section 3.C to General Motors for testing and evaluation by General Motors. AAM will furnish summaries of the testing and evaluations, including summaries prepared by General Motors and obtained by AAM, to ASHA within a reasonable time after the testing and evaluation is completed.

4.  TECHNICAL ASSISTANCE.

From time to time during any period in which AAM has an option under this Agreement, ASHA will inform AAM of significant developments in GERODISC technology. ASHA will provide to AAM reasonable technical assistance to support the development, testing, and marketing of the additional prototypes of Section 3.F in AAM's laboratories and customer demonstrations, as required, at no additional cost.

5.  CONFIDENTIALITY.

A. Each party covenants that it and its employees, agents, and contractors will keep secret and retain in strictest confidence, the technical information relating to GERODISC mechanisms transferred to it by the other party and other matters relating to the business of the other party that it acquires in the course of activities pursuant to this Agreement, for the term of this Agreement and for a period of five years after expiration or termination of this Agreement.

B. Neither party shall have any obligation under the preceding subsection for information that:

(1)  it knew at the time of the transfer,

(2)  it shows to be publicly known through no wrongful act of the other party,

(3) it receives from a third party that has the right to transfer the information,

(4)  the other party furnishes to any third party without restrictions,

(5)  it independently develops,

(6)  is approved for disclosure by the other party,

(7) is required by court order or governmental agency to be disclosed, in which case the party receiving notice thereof shall provide prompt notice to the other party so that such party may seek an appropriate protective order or take such other action as it deems appropriate to protect its information.

C. Notwithstanding the foregoing, AAM may furnish information transferred to it by ASHA in the course of activities under this Agreement to General Motors Corporation after General Motors Corporation agrees to handle the information in accordance with provisions equivalent to those of Section 5.A and 5.B.

6.  INDEPENDENT CONTRACTORS.

Both parties are independent contracting parties. This Agreement does not make either party the agent or legal representative of the other and does not grant either party any authority to assume or create any obligation on behalf of or in the name of the other.

7.  ENTIRE AGREEMENT AND AMENDMENT.

This Agreement and the License Agreement referenced herein contain the entire understanding between the parties relating to the subject matter. There are no terms, obligations, covenants, statements, representations, or conditions other than those contained in this Agreement and the License Agreement. This Agreement may be modified only by a written amendment that is signed by an authorized representative from each party.

8.  APPLICABLE LAW.

This Agreement shall be governed by the law of the State of Michigan, and litigation on contractual clauses arising from it shall be brought only in the State of Michigan.

9.  NOTICES.

Notices required by this Agreement shall be delivered to a designated agent of the party and shall be effective upon actual receipt.

10.  PRIOR AGREEMENT.

This Agreement replaces the letter agreement dated May 4, 1995, and entered into by the parties for the purpose of facilitating discussions relative to the possibility of jointly developing or exploring the potential license by AAM of certain technology of ASHA relating to the manufacture of differential cases, and that letter agreement is terminated and of no further force and effect. All information transferred under the May 4 letter agreement shall be covered by the provisions of this Agreement.

11.  ASSIGNMENT.

This Agreement is personal in nature and shall not be assigned or transferred without the written consent of the parties.


IN WITNESS WHEREOF, the parties hereto execute this Agreement by duly authorized representatives.

AMERICAN AXLE & MANUFACTURING, INC.       ASHA CORPORATION


By /s/ Daniel V. Sagady                   By /s/ John C. McCormack
      Daniel V. Sagady                          John C. McCormack
Its:  Executive Director                  Its:  President and CEO
      Product Engineering

                                  EXHIBIT A TO

                 GERODISC TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

THIS AGREEMENT is effective on _________, 199_, and is by and between ASHA CORPORATION, a Delaware corporation with an office and place of business at 600 C Ward Drive, Santa Barbara, California 93111 ("ASHA"), and AMERICAN AXLE & MANUFACTURING, INC., a Delaware corporation with an office and place of business at 1840 Holbrook, Detroit, Michigan 48212 ("AAM").

                                    RECITALS

A. ASHA developed and owns certain technology and patents and patent applications relating to hydromechanical limited slip mechanisms adapted for use in couplings, differentials, drive axles, transaxles, and transfer cases. These hydromechanical limited slip mechanisms are known as GERODISC technology.

B. AAM wishes to obtain information relating to GERODISC technology and licenses under ASHA patents to use the technology throughout the world.

C. ASHA is willing to furnish technology and grant certain licenses to AAM in accordance with the terms and conditions of this Agreement.

                              TERMS AND CONDITIONS

1.  TECHNOLOGY TRANSFER.

A. Within one month after the Effective Date of this Agreement, ASHA will transfer to AAM the technical information relating to GERODISC mechanisms in applications of [rear axles, transaxles, and twin-disc front axles] that ASHA has in tangible form. This technical information will include drawings, specifications, engineering data, bills of materials, process sheets, computer programs and software, and quality standards.

B. ASHA will provide reasonable assistance to AAM during the period of three years immediately following the Effective Date to assist AAM in understanding and applying the technical information of the preceding section.

C. From time to time during the term of this Agreement up to the fifth anniversary of the Effective Date, ASHA will transfer to AAM developments in GERODISC mechanisms that are made by ASHA.

D. At AAM's option the transfers and assistance of this Section 1 shall be at either ASHA's facilities in California or AAM's facilities in Michigan. Each party shall bear its own costs of the transfers and assistance of this Section 1.

E. ASHA hereby grants to AAM nonexclusive rights to use the technical information transferred pursuant to this section to design and develop GERODISC mechanisms within the United States of America for [rear axles, transaxles, and twin-disc front axles] and to make, have made, use, sell, and service GERODISC mechanisms throughout the world for such [rear axles, transaxles, and twin-disc front axles].

2.  CONFIDENTIALITY.

A. Each party covenants that it and its employees, agents, and contractors will keep secret and retain in strictest confidence, the technical information relating to GERODISC mechanisms transferred to it by the other party and other matters relating to the business of the other party that it acquires in the course of activities pursuant to this Agreement, for the term of this Agreement and for a period of five years after expiration or termination of this Agreement.

B. Neither party shall have any obligation under the preceding subsection for information that:

(1)  it knew at the time of the transfer,

(2)  it shows to be publicly known through no wrongful act of the other party,

(3) it receives from a third party that has the right to transfer the information,

(4)  the other party furnishes to any third party without restrictions

(5)  it independently develops,

(6)  is approved for disclosure by the other party,

(7) is required by court order or governmental agency to be disclosed, in which case the party receiving notice thereof shall provide prompt notice to the other party so that such party may seek an appropriate protective order or take such other action as it deems appropriate to protect its information.

C. Notwithstanding the foregoing, AAM may furnish information transferred to it by ASHA in the course of activities under this Agreement to its customers and potential customers that agree to handle the information in accordance with provisions equivalent to those of Section 2.A and 2.B.

3.  LICENSES.

A. ASHA hereby grants to AAM non-exclusive licenses under the patents listed in Attachment A and patents issuing from the patent applications listed in Attachment A, to make, have made, use, and sell GERODISC mechanisms in [rear axles, transaxles, and twin-disc front axles] for original equipment and service and replacement throughout the world. The grant of this section includes divisions, reissues, continuations, renewals, and extensions of the patents.

B. ASHA hereby grants to AAM non-exclusive licenses under patents obtained by ASHA during the term of this Agreement up to the fifth anniversary of its Effective Date that are improvements to GERODISC mechanisms covered by the patents and patent applications listed in Attachment A, to make, have made, use, and sell GERODISC mechanisms in [rear axles, transaxles, and twin-disc front axles] for original equipment and service and replacement throughout the world. The grant of this section includes divisions, reissues, continuations, renewals, and extensions of the patents.

C. The licenses of this Section shall extend to the last to expire of the patents licensed under this Section.

D. During the term of this Agreement, ASHA will not enter into any option or license agreement with General Motors regarding the GERODISC mechanisms that are covered by this Agreement. Notwithstanding the preceding sentence, it is understood that ASHA may discuss GERODISC mechanisms with General Motors at any time when accompanied by AAM and may furnish prototypes of GERODISC mechanisms to General Motors as ASHA, AAM, and General Motors might agree.

4.  AFFILIATED COMPANIES.

AAM may transfer and grant rights to use the technology obtained from ASHA hereunder, and may grant sublicenses under patents licensed to AAM hereunder, to Affiliated Companies of AAM, by entering into agreements with the Affiliated Companies that contain provisions equivalent to the provisions of this Agreement. AAM shah own not less than twenty percent of each Affiliated Company that receives the technology and sublicenses at the time of the transfer and sublicense, and the rights and sublicenses shall remain in effect only while AAM maintains this level of ownership interest. AAM will notify ASHA of each agreement with each Affiliated Company under this section. AAM shall be responsible for the royalties due and payable for GERODISC mechanisms manufactured and sold by such Affiliated Companies in accordance with other provisions of this Agreement.

5.  FEES, ROYALTIES, AND REPORTS.

A. AAM will pay ASHA a lump sum fee in accordance with the following schedule:

(1)  $XXX on the Effective Date of this Agreement, and

(2)  $XXX on the first anniversary of the Effective Date of this Agreement.

B.  The fees of Section 5.A are committed and irrevocable.

C. During the term of this Agreement up to the fifth anniversary of the Effective Date, AAM will pay ASHA a royalty not to exceed the royalty specified in the following table for each GERODISC mechanism sold or transferred by AAM and Affiliated Companies of AAM that (i) embodies any of the technical information transferred to AAM pursuant to Section 1 of this Agreement which is proprietary to ASHA, or (ii) is covered by a claim of any of the patents of Section 2 of this Agreement which has not been declared invalid by a court with jurisdiction Over such matters.

               APPLICATION                  ROYALTY PER UNIT

               Rear Axles                       $2.50
               Transaxles                       $3.50
               Twin-disc Front Axle             $5.00

D. During the term of this Agreement following the fifth anniversary of the Effective Date and extending to the expiration date of the last to expire of the patents licensed under Section 2, AAM will pay ASHA a royalty not to exceed the royalty specified in the following table for each GERODISC mechanism sold or transferred by AAM and Affiliated Companies of AAM that is covered by a claim of any of the patents licensed under Section 2 of this Agreement which has not been declared invalid by a court with jurisdiction over such matters.

                APPLICATION                 ROYALTY PER UNIT

                Rear Axles                      $2.50
                Transaxles                      $3.50
                Twin-disc Front Axle            $5.00

E. The royalty fees are due and payable upon sale or transfer of the GERODISC mechanisms by AAM and Affiliated Companies. AAM shall calculate the royalty fees for each calendar quarter and the royalty fees are due and payable one month after the end of each calendar quarter during the term of this Agreement and the two year period immediately following expiration or early termination of this Agreement. AAM shall accompany each payment with a written statement showing by Application the number of GERODISC mechanisms manufactured during the calendar quarter, the number of GERODISC mechanisms sold during the calendar quarter, and a computation of the amounts payable. AAM may take appropriate credits for returned goods. If no payment is due for any calendar quarter, AAM shall render to ASHA a written statement to such effect in accordance with the timing of this subsection. In the event that AAM has manufactured GERODISC mechanisms prior to the date of any expiration or termination of this Agreement but has not sold those mechanisms prior to such date, AAM will pay the royalty fees of this section upon sale or transfer thereof.

F. AAM shall keep true books of account consistent with generally accepted accounting principles that contain an accurate record of all data necessary for the determination of the royalty fees payable under this section. At any time during the three year period following any written statement of the previous section, ASHA may examine AAM's books of account at reasonable times and upon reasonable advance notice during normal working hours for the purpose of independently calculating the royalty fees due and payable to ASHA.

G. In no event shall AAM be required to pay royalties based solely upon a patent claim which has been held invalid by the decision, unappealed or unappealable, of a court of competent jurisdiction.


H. If ASHA grants to another rights and licenses substantially equivalent to the rights and licenses granted to AAM by this Agreement at royalty rates lower than the royalty rates of this Section 5, ASHA will offer the lower royalty rates to AAM effective with AAM's sales of GERODISC mechanisms subsequent to the grant.

6.  REPRESENTATIONS AND WARRANTIES.

A. ASHA represents and warrants that technical information transferred to AAM and patents licensed to AAM hereunder, excluding any material deviations made by AAM to processes or hardware that are based on ASHA's technology or patents, do not infringe any enforceable right of any other party and that ASHA has not received any notice or claim of infringement with respect thereto. If ASHA, during the term of this Agreement, receives any such notice or claim, it will promptly provide a copy thereof to AAM and the parties will meet as soon as practicable thereafter to discuss the matter. As provided in
Section 6.B below, ASHA shall have the right to reasonably determine whether processes and hardware proposed for manufacture by AAM contain any material deviations to the processes and hardware that are covered by ASHA's technical information and patents.

B. AAM will disclose to ASHA the processes and hardware it proposes to use in its final design of GERODISC mechanisms six (6) months prior to AAM's expected commercial production of such mechanisms. ASHA will promptly examine such processes and hardware within sixty (60) days, and if such processes and hardware do not materially deviate from the technology or patents licensed by ASHA to AAM under Section 3 above or otherwise expose ASHA to liability beyond the level of exposure undertaken by ASHA pursuant to Section 6A above, ASHA shall extend in writing the representations and warranties of Section 6A to such processes and hardware of AAM. Should ASHA determine in good faith that such processes and hardware are not covered by ASHA's patents and technical information, ASHA shall notify AAM that the mechanisms are outside the scope of this Agreement. Any GERODISC mechanism which is produced by AAM without ASHA's written representations or warranties as provided above will not enjoy the benefits of such representations and warranties.

C. ASHA and AAM each represent and warrant 'that it has the legal power and authority to enter into this Agreement and that it has not made any commitments to others inconsistent with or in derogation of its obligations under this Agreement. ASHA represents and warrants that ASHA has proprietary rights to technical information transferred to AAM under Section 1 and is the owner of the patents and patent applications listed in Attachment A.

D.  ASHA makes no other express or implied representations or warranties.

7.  LITIGATION.

A. If AAM receives notice of a claim for infringement of third party's rights in respect to the GERODISC technical information and patents as they relate to mechanisms manufactured and/or sold by AAM, AAM shall notify ASHA and provide ASHA with all information which it has relating to such claim at the time of sending such notice. ASHA shall defend all such claims at its expense in a timely and good-faith manner, and AAM shall cooperate with and provide assistance to ASHA in such defense.


B. If AAM believes that a third party is manufacturing, using, or selling GERODISC mechanisms that infringe any claim licensed to AAM under Section 3 of this Agreement that has not been declared invalid, the parties will proceed in accordance with the following:

(1) AAM shall notify ASHA of the identity of the third party and provide all information known to AAM regarding the nature and extent of the infringing activities.

(2) ASHA will investigate the claim of infringement and will report the results of its investigation to AAM.

(3) If ASHA does not initiate actions, including negotiations or litigation, to stop infringement by a competitor of AAM within nine (9) month of the notice, AAM may suspend paying the royalties to ASHA that are specified in
Section 5 of this Agreement until the infringement has stopped. If ASHA has initiated actions to stop the infringement and is pursuing such actions diligently, AAM's obligations to pay royalties shall not be suspended and shall continue in full force and

(4) Instead of suspending payment of royalties under the preceding subsection 3, AAM at its option shall be entitled, at its sole expense to bring suit in its own name or, if required by law, jointly will ASHA, to stop such infringement. AAM shall be entitled to retain all damages, settlements, and awards of whatever nature that it recovers on such suit.

8.  ENTIRE AGREEMENT AND AMENDMENT.

This Agreement contains the entire understanding between the parties relating to its subject matter. There are no terms, obligations, covenants, statements, representations, or conditions other than those contained in this Agreement. This Agreement may be modified only by a written amendment that is signed by an authorized representative from each party.

9.  NOTICES.

Notices required by this Agreement shall be effective only when a writing is actually received by the designated representative of the parties as follows:

To ASHA:

     Mr. Jack McCormack, President
     ASHA Corporation
     600 C Ward Drive
     Santa Barbara, CA  93111

To AAM:

     Mr. Daniel V. Sagady, Executive Director
     Product Engineering
     American Axle & Manufacturing, Inc.
     Technical Center
     2965 Technology Drive
     Rochester Hills, MI  48309-6578

With a copy to:

     Patrick S. Lancaster, Esq.
     General Counsel
     American Axle & Manufacturing, Inc.
     1840 Holbrook Avenue
     Detroit, MI 48212-3488

Each party may change its designated representative from time to time by notice to the other party.

10.  ASSIGNMENT.

This Agreement is personal in nature and shall not be assigned or transferred without the written consent of the other pa@ except in connection with the sale of the entire line of business relating to GERODISC mechanisms.

11.  WAIVER.

Failure by either party to this Agreement to exercise or enforce or to insist upon the strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of that party's rights to enforce each and every term and condition of this Agreement for any subsequent breach or default of the terms of this Agreement.

12.  APPLICABLE LAW.

This Agreement shall be governed by the law of the State of Michigan and litigation on contractual clauses arising from it shall be brought only in the State of Michigan and shall be construed in accordance with and governed by the law of the State of Michigan.

13.  DISPUTE RESOLUTION.

A. If a dispute arises between the parties relating to this Agreement, the parties will meet within ninety days at a more senior level in a good faith effort to resolve the dispute. If the meeting is not successful, the parties will meet within thirty days at a more senior level in another good faith effort to resolve the dispute. Each meeting must be attended by employees and representatives of each party with authority to agree on reasonably anticipated actions to resolve the dispute, but neither party shall be obligated to include its chief executive officer in a meeting.

B. If the dispute is not resolved, either party may proceed in accordance with applicable law.

14.  OPTION AGREEMENT.

This Agreement supersedes the portion of the Option Agreement entered into by ASHA and AAM relating to the Applications licensed in this Agreement. To the extent that the Option Agreement has not expired for other Applications, such Option Agreement shall remain in full force and effect. All information transferred under the Option Agreement shall be covered by the provisions of this Agreement.

15.  TERMINATION.

A. Unless otherwise terminated as provided below, this Agreement shall continue in effect until expiration of the last-to-expire of the patents licensed under Section 3.

B. If either ASHA or AAM is in default of 'any obligation under this Agreement, the parties will proceed in accordance with the Dispute Resolution procedure of Section 13. If the Dispute Resolution procedure does not resolve the default, the other party, at its option, may terminate this Agreement by giving written notice specifying the nature and extent of the default and stating its intention to terminate this Agreement not less than three months from the date of the notice.

C. AAM may terminate this Agreement at any time by providing notice to ASHA at least two months in advance of a termination date.

D. Upon termination AAM and all Affiliated Companies shall cease manufacturing and selling GERODISC mechanisms except to the extent reasonably necessary to fulfill contracts in existence on the date of the notice and provided that AAM continues to comply with the obligations of Section 5 of this Agreement.

IN WITNESS WHEREOF, the parties hereto execute this Agreement by duly authorized representatives.

AMERICAN AXLE &                       ASHA CORPORATION
 MANUFACTURING, INC.


By:                                   By:
   Its:                                  Its:


FOR IMMEDIATE RELEASE          CONTACT:

                               Alain J-M C1enet
                               Chairman and CEO
                               ASHA Corporation
                               (213) 930-0811

                               Maura K. Schafer
                               Director of Investor Relations
                               GCI Spindler
                               (213) 930-0811 xIO3


                          MAJOR EUROPEAN AUTOMOTIVE SUPPLIER
                      SIGNS OPTION AGREEMENT FOR ASHA'S GERODISC

SANTA BARBARA, Calif., December 13,1995 - ASHA Corporation (OTC:ASHA) today announced Steyr-Daimler-Puch has signed an option agreement for future license applications of ASHA's GERODISC traction control system. The company has declined to disclose the dollar value of the agreement.

Steyr-Daimler-Puch, headquartered in Gratz, Austria, is engaged in the development and production of all-wheel-drive components and all-wheel-drive vehicles.

ASHA, headquartered in Santa Barbara, is engaged in the development of advanced technology products for the automotive industry.


                                   ATTACHMENT A

CAPTION>
ASHA NO.    TITLE                         SERIAL NO.   PATENT NO.      ISSUE
DATE
0128 PUS    Hydraulic Limited Slip        07/855,728
            Differential for Drive Axle
            of Vehicle Drivetrain

0129 PUS    Hydraulic Coupling for        07/855,727
            Auxiliary Drive Axle of
            Vehicle Drivetrain

0134 PUS    Vehicle Drivetrain            08/016,168    U.S. 5,310,388
5/10/94
            Hydraulic Coupling

0134 PCT    Vehicle Drivetrain            PCT/US9
            Hydraulic Coupling            302098

0134 PMX    Vehicle Drivetrain            94 0391
            Hydraulic Coupling

0134 PCN    Vehicle Drivetrain
            Hydraulic Coupling

0135 PUS    Vehicle Drivetrain
            Hydraulic Coupling